Exhibit 99.1

iParty Corp. Adopts New Shareholder Rights Agreement

Plan Extends Existing Plan

DEDHAM, Mass.--(BUSINESS WIRE)--October 11, 2011--iParty Corp. (NYSE Amex: IPT - news), a leading party goods retailer, today announced that its Board of Directors adopted a new shareholder rights agreement that will take effect when the current plan, adopted in 2001, expires on November 9, 2011. The new plan is similar in rights as to the current plan. In connection with the adoption of the rights agreement, the Board declared a dividend of one right on each outstanding share of iParty common stock and each share of outstanding preferred stock on an as converted basis to holders of record at the close of business on November 9, 2011.

As with the current plan, the rights under the new plan are designed to enable all iParty shareholders to realize the full long-term value of their investment and to provide for fair and equal treatment of all shareholders if an unsolicited attempt is made to acquire iParty and are intended to help protect shareholders against abusive takeover tactics that may be used to gain control of the company without paying a price that is in the best interest of all shareholders. The rights agreement was not adopted in response to any known offers for iParty.

The rights will be exercisable only if a person or group acquires 10% or more of iParty’s voting stock or announces a tender offer, consummation of which would result in ownership by a person or group of 15% or more of the voting stock, subject to certain exceptions. Each right will initially entitle shareholders to buy one one-hundredth of a share of a new series of preferred stock at an initial exercise price of $2.00 per one one-hundredth of a share, subject to adjustment. In addition, upon the occurrence of certain events, holders of the rights will be entitled to purchase either iParty Corp. stock or shares in an "acquiring entity" at half of market value.

iParty’s Board of Directors may redeem the rights for $0.001 per right at any time before the rights become exercisable. Unless the rights are redeemed or terminated earlier, they will expire on November 9, 2021.

Additional details regarding the rights agreement are contained in a Form 8-K to be filed by iParty with the Securities and Exchange Commission.

About iParty Corp.

Headquartered in Dedham, Massachusetts, iParty Corp. is a party goods retailer that operates 53 iParty retail stores in New England and Florida and an Internet site (www.iparty.com) for costume and related goods and party planning. iParty’s aim is to make throwing a successful event both stress-free and fun. With an extensive assortment of party supplies and costumes in our stores and available at our online store, iParty offers consumers a sophisticated, yet fun and easy-to-use, resource to help them customize any party, including birthday bashes, Easter get-togethers, graduation parties, summer barbecues and, of course, Halloween. In addition to the extensive assortment of costume and related merchandise available through iParty’s internet site our web site focuses on increasing customer visits to our retail stores by highlighting the ever changing store product assortment for all occasions and seasons and featuring sales flyers, enter-to-win contests, monthly coupons and ideas and themes offering consumers an easy and fun approach to any party. iParty aims to offer reliable, time-tested knowledge of party-perfect trends, and superior customer service to ensure convenient and comprehensive merchandise selections for every occasion. Please visit our site at www.iparty.com.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they use words such as "anticipate," "believe," "estimate," "expect," "intend," "project," "plan," "outlook," and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: changes in consumer confidence and consumer spending patterns, particularly those impacting the New England region and Florida, which may result from, among other factors, rising or sustained high levels of unemployment, access to consumer credit, mortgage foreclosures, credit market turmoil, declines in the stock market, general feelings and expectations about the overall economy, and unseasonable weather; the successful implementation of our growth and marketing strategies; our ability to access our existing credit line or to obtain additional financing, if required, on acceptable terms and conditions; rising commodity prices, especially oil and gas prices; effect of Chinese inflation on our suppliers and product pricing; our relationships with our third party suppliers; the failure of our inventory management system and our point of sale system; competition from other party supply stores and stores that merchandise and market party supplies, including big discount retailers, dollar store chains, and temporary Halloween merchandisers; risks related to e-commerce; the availability of retail store space on reasonable lease terms; and compliance with evolving federal securities, accounting, and stock exchange rules and regulations applicable to publicly-traded companies listed on the NYSE Amex. For a more detailed discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Item 1A, "Risk Factors" of iParty's most recently filed Annual Report on Form 10-K for the fiscal year ended December 25, 2010 and our other periodic reports filed with the SEC. iParty is providing this information as of this date, and does not undertake to update the information included in this press release, whether as a result of new information, future events or otherwise.

CONTACT:
iParty Corp.
David Robertson, 781-355-3770
Chief Financial Officer
drobertson@iparty.com